Exhibit 10.6

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made this 18th day of March, 2010 (“Lease Date”), between ARE-SAN FRANCISCO NO. 33, LLC, a Delaware limited liability company (“Landlord”), and ELAN PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. As of the Lease Date, Coulter Pharmaceutical, Inc., a Delaware corporation (“Coulter”) and Landlord are parties to that certain Lease Agreement dated November 7, 1997 (as the same may have been or in the future may be amended, the “Coulter Lease”) whereby Landlord leases to Coulter those certain buildings commonly known as 600 Gateway Boulevard, South San Francisco, California (“600 Building”), and 650 Gateway Boulevard, South San Francisco, California (“650 Building”).

B. Tenant has agreed to sublease the 650 Building from Coulter pursuant to that certain Sublease Agreement dated as of the Lease Date (“Coulter Sublease”).

C. Concurrent herewith Landlord, Tenant and Coulter are also entering into that certain Consent to Sublease dated as of the Lease Date (“Consent Agreement”) whereby Landlord consents to the Sublease on the terms and conditions more particularly set forth therein.

D. Upon the expiration or earlier termination of the Coulter Lease, Landlord has agreed to lease to Tenant, and Tenant has agreed to lease from Landlord, the Premises (as hereinafter defined) under a direct lease between Tenant and Landlord as hereinafter set forth.

BASIC LEASE PROVISIONS

Building:	650 Gateway Boulevard, South San Francisco, California

Premises:	That portion of the Building containing approximately 26,299 rentable square feet, as determined by Landlord, as shown on Exhibit A.

Project:	The real property on which the Building is located, together with all improvements thereon and appurtenances thereto as described on Exhibit B.

Base Rent:	Months 1 - 5:	$0 per month
	Months 6 - 12:	$60,487.70 per month, based on the monthly rental rate of $2.30 per rentable square foot
	Months 13 - 24:	$63,117.60 per month, based on the monthly rental rate of $2.40 per rentable square foot
	Months 25 - 36:	$68,377.40 per month, based on the monthly rental rate of $2.60 per rentable square foot
	Months 37 - 48:	$74,952.15 per month, based on the monthly rental rate of $2.85 per rentable square foot
	Months 49 - 60:	$80,211.95 per month, based on the monthly rental rate of $3.05 per rentable square foot
	Months 61 - 72:	$83,367.83 per month, based on the monthly rental rate of $3.17 per rentable square foot
	Months 73 - 84:	$86,786.70 per month, based on the monthly rental rate of $3.30 per rentable square foot
	Months 85 - 96:	$90,205.57 per month, based on the monthly rental rate of $3.43 per rentable square foot
	Months 97 - 108:	$93,887.43 per month, based on the monthly rental rate of $3.57 per rentable square foot
	Months 109 - 120:	$97,569.29 per month, based on the monthly rental rate of $3.71 per rentable square foot

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Notwithstanding anything to the contrary contained herein, Month 1 shall be November 2010.

Rentable Area of Premises: 26,299 sq. ft., subject to adjustment as provided for in Section 5 hereof.

Rentable Area of Building: 50,400 sq. ft. Building’s Share of Project: 33.39%

Rentable Area of Project: 150,960 sq. ft.

Tenant’s Share of Operating Expenses of Building: 52.18%, subject to adjustment as provided for in Section 5 hereof.

Tenant’s Share of Operating Expenses of Project: 17.42%, subject to adjustment as provided for in Section 5 hereof.

Security Deposit: None

Rent Commencement Date: April 14, 2011

Base Term: Beginning on the Commencement Date and ending November 30, 2020.

Permitted Use: Research and development laboratory, related office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.

Address for Rent Payment:	Landlord’s Notice Address:
P.O. Box 975383	385 E. Colorado Boulevard, Suite 299
Dallas, TX 75397-5383	Pasadena, CA 91101
Attention: Corporate Secretary

Tenant’s Notice Address:	With a copy to:
800 Gateway Boulevard	800 Gateway Boulevard
South San Francisco, CA 94080	South San Francisco, CA 94080
Attention: Mr. Rick Smith	Attention: Vice President, Corporate Legal

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[X] EXHIBIT A - PREMISES DESCRIPTION	[X] EXHIBIT B - DESCRIPTION OF PROJECT
[X] EXHIBIT C - WORK LETTER	[X] EXHIBIT D - COMMENCEMENT DATE
[X] EXHIBIT E - RULES AND REGULATIONS	[X] EXHIBIT F - TENANT’S PERSONAL PROPERTY
[X] EXHIBIT G - SPACE PLAN	[X] EXHIBIT H - SURRENDER PLAN REQUIREMENTS
[X] EXHIBIT I - DEMISING IMPROVEMENTS

1. Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The Basic Lease Provisions set forth above are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions. The portions of the Project which are for the non-exclusive use of tenants of the Project are collectively referred to herein as the “Common Areas.” Any areas designated for the non-exclusive use of tenants of the Project following the completion by Landlord of the Demising Improvements (as defined in Section 2), if such Demising Improvements are constructed by Landlord pursuant to Section 2, shall be included as Common Areas. Landlord reserves the right to modify Common Areas, provided that such modifications do not (a) materially adversely affect Tenant’s use of the Premises for the Permitted Use, or (b) materially increase Tenant’s Share of the Building or Project as set forth in the Basic Lease Provisions.

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2. Delivery; Acceptance of Premises; Commencement Date. The “Commencement Date” shall be the earlier to occur of (i) November 14, 2010, or (ii) the day after the termination of the Coulter Lease, if the Coulter Lease terminates prior to November 13, 2010 (the “Coulter Lease Expiration Date”). The “Rent Commencement Date” shall be April 14, 2011. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date, the Rent Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, that Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined in the Basic Lease Provisions of this Lease.

Notwithstanding anything to the contrary in this Lease, this Lease is expressly conditioned upon the occurrence of the following concurrent with the mutual execution and delivery of this Lease by Landlord and Tenant: (i) the execution and delivery by and between Coulter and Tenant of the Coulter Sublease, pursuant to which Tenant shall occupy the Premises prior to the Commencement Date, and (ii) the execution and delivery by Coulter, Tenant and Landlord of the Consent Agreement, which Consent Agreement shall provide (a) for Landlord’s agreement that Tenant’s continued occupancy of the Premises following the expiration or earlier termination of the Coulter Sublease (following the expiration or earlier termination of the Coulter Lease) shall be pursuant to this Lease and shall not constitute a holdover under the Coulter Lease, and (b) that Coulter shall have no obligation to remove or restore the Tenant Improvements (as defined in the Work Letter) upon the expiration or earlier termination of the Coulter Lease or the Coulter Sublease. Tenant agrees that Landlord has no obligation under this Lease prior to the Commencement Date other than to fund the TI Allowance pursuant to the terms of the Work Letter and to perform Landlord’s compliance obligations under Section 7 of this Lease with respect to those compliance requirements applicable to the Building (excluding the Premises for which Tenant shall be responsible) and the Common Areas of the Project that are imposed by Governmental Authorities as a condition to the issuance of the permits required by Tenant for the construction of the Tenant Improvements.

In addition, Landlord further agrees that if the Coulter Lease terminates prior to the Coulter Lease Expiration Date, then, notwithstanding anything to the contrary contained in this Lease or the Coulter Lease, the Coulter Sublease shall automatically terminate and the Commencement Date shall be amended to be the day after the date of such early termination of the Coulter Lease (“Early Commencement Date”); provided, however, that (i) Tenant shall, commencing on the Early Commencement Date through November 13, 2010, be required to pay rent equal to (a) Base Rent in the amount of $30,000.00 per month, and (b) Tenant’s Proportionate Share of Expenses (as defined in the Coulter Lease) (Tenant’s Proportionate Share of Building Expenses (as defined in the Coulter Lease) shall be 59.52% and Tenant’s Proportionate Share of Project Expenses (as defined in the Coulter Lease) shall be 19.84%), and any other amounts required to be paid by Tenant pursuant to the terms of the Coulter Sublease including, without limitation, those amounts payable pursuant to Section 2(c) of the Coulter Sublease, and (ii) if the Coulter Lease has terminated due to a casualty or condemnation, such casualty or condemnation shall be deemed to have occurred during the Base Term of this Lease and the rights and obligations of Landlord and Tenant with respect to this Lease shall be governed by Section 18 or Section 19 of this Lease, as applicable.

If Tenant does not exercise its Expansion Right (as defined in Section 39) pursuant to Section 39(a), Landlord shall, at Landlord’s sole cost and expense, construct a demising wall (and related modifications), as reflected on Exhibit I (“Demising Improvements”), as required to demise the Premises from the space immediately adjacent to the Premises, as shown on Exhibit A (“Adjacent Space”) prior to any occupancy of the Adjacent Space by a third party. Tenant acknowledges that unless and until Tenant exercises its Expansion Right Tenant shall have no right to use any portion of the Adjacent Space and agrees not to occupy or store any of its property in the Adjacent Space at any time

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during the Term. Tenant acknowledges that if Landlord constructs the Demising Improvements, Landlord shall require access to portions of the Premises in order to complete the Demising Improvements. Landlord and its contractors and agents shall have the right to enter the Premises to complete the Demising Improvements and Tenant shall cooperate with Landlord in connection with the same. Tenant acknowledges that Landlord’s completion of the Demising Improvements may adversely affect Tenant’s use and occupancy of the Premises, subject to Landlord’s duty to act reasonably to mitigate such adverse effects on Tenant’s use and enjoyment of the Premises. Landlord agrees to use reasonable efforts to perform the Demising Improvements in a manner which does not unreasonably interfere with or cause a material disturbance of Tenant’s use and enjoyment of the Premises and to cooperate and coordinate with Tenant to schedule any activities which are reasonably likely to cause a material disturbance with Tenant’s use or enjoyment of the Premises in order for Tenant to reasonably mitigate such interference; provided, however, that Tenant recognizes that construction noise and vibrations associated with normal construction activities are to be expected during the course of the Demising Improvements. Notwithstanding anything to the contrary contained herein, in no event shall Landlord have any obligation to incur any additional or overtime costs to complete the Demising Improvements. Tenant waives all claims against Landlord in connection with Demising Improvements including, without limitation, claims for rent abatement.

Except as set forth in the Work Letter and in Section 13 of this Lease: (i) Landlord shall have no obligation for any defects in the Premises; and (ii) Tenant’s occupancy of the Premises pursuant to the terms of the Coulter Sublease shall be conclusive evidence that Tenant accepts the Premises in their current “as is” conditions and that such condition is acceptable to Tenant.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3. Rent.

(a) Base Rent. The Base Rent for the first full month after the Rent Commencement Date shall be due and payable upon delivery of an executed copy of this Lease to Landlord. Commencing on the Rent Commencement Date, and continuing thereafter throughout the remainder of the Term, monthly installments of Base Rent shall be due and payable by Tenant to Landlord in advance, without demand, abatement, deduction or set-off, on or before the first day of each calendar month, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated (and Tenant’s Base Rent payment due on May 1, 2011, shall be reduced to reflect the prepayment of the first full month’s Base Rent that is partially applied to the Base Rent payable for the April 2011 fractional calendar month). The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

(b) Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) Tenant’s Share of “Operating Expenses” (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

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4. Base Rent Adjustments. Base Rent shall be increased during the Base Term as provided for in the schedule set forth on page 1 of this Lease. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

5. Operating Expense Payments. Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year (but not more than twice in any calendar year). Commencing on the Commencement Date and thereafter on the first day of each month of the Term, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.

The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Building (including the Building’s Share of all costs and expenses of any kind or description incurred or accrued by Landlord with respect to the Project which are not specific to the Building or any other building located in the Project) (including, without duplication, Taxes (as defined in Section 9), capital repairs and improvements amortized over (i) the lesser of 10 years and the useful life with respect to centralized process systems including, without limitation, HVAC systems, vacuum, DI water, and CDA systems, or (ii) the useful life (as reasonably determined by Landlord taking into account relevant factors including, without limitation, the hours of operation of the Building and its use for laboratory/office purposes) of capital items other than centralized process systems, and the costs of Landlord’s third party property manager or, if there is no third party property manager, administration rent in the amount of 3.0% of Base Rent), excluding only:

(a) the original construction costs of the Project and renovation prior to the date of the Lease and costs of correcting defects in such original construction or renovation;

(b) capital expenditures for expansion of the Project;

(c) the cost of structural improvements or modifications to the roof structure of the Building (exclusive of the roof membrane) or the Building structure, except for such improvements or modifications that are (i) determined to be reasonably necessary by Landlord to comply with its obligations under this Lease, (ii) triggered by Tenant’s particular use of the Premises or Tenant’s Alterations, and/or (iii) required to comply with Legal Requirements to the extent permitted under Section 7 of this Lease; and the cost of any structural repairs to the roof structure of the Building or the Building structure to the extent directly attributable to Landlord’s failure to act reasonably in the performance of its maintenance obligations under Section 13 of this Lease;

(d) interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured; and all payments of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project;

(e) depreciation of the Project (except for the amortization of any capital improvements, the cost of which are specifically includable in Operating Expenses to the extent permitted herein);

(f) advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants and any marketing expenses;

(g) legal and other expenses incurred in the negotiation or enforcement of leases or in Landlord’s defense of any action brought under this Lease or otherwise pursuant to Landlord’s defense of Tenant’s quiet enjoyment of the Premises;

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(h) the cost of completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(i) costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(j) salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project, and to the extent such persons perform services not in connection with the management, operation, repair or maintenance of the Building or Project;

(k) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), and costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building or Project;

(l) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(m) costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);

(n) penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

(o) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(p) costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(q) costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(r) costs incurred in the sale or refinancing of the Project;

(s) net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein; and

(t) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project, including but not limited to Taxes, insurance and maintenance and repairs related to the parking areas of the Project reserved for the exclusive use of tenants of other buildings of the Project or otherwise reserved for the exclusive use of other third parties with parking rights in the Project from time to time;

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(u) Operating Expense reserves (including reserves for Taxes);

(v) costs or expenses for the acquisition of sculpture, paintings or other works of art;

(w) costs or fees relating to the defense of Landlord’s title to or interest in the Building and/or the Project, or any part thereof;

(x) rentals and other related expenses, if any, incurred in leasing air conditioning systems or other equipment ordinarily considered to be of a capital nature to the extent such costs exceed the amount otherwise includable in Operating Expenses hereunder if purchased rather than leased by Landlord;

(y) any costs or expenses which are duplicative of maintenance and repair costs and expenses actually incurred by Tenant in satisfaction of Tenant’s maintenance and repair obligations under this Lease;

(z) costs which are actually recovered by Landlord pursuant to the insurance policies required to be maintained by Landlord hereunder (provided that, except as otherwise provided in Section 13, Landlord, in the exercise of its reasonable discretion, uses reasonable efforts to collect such insurance proceeds) or, if Landlord fails to maintain such insurance policies, costs that would have been recovered pursuant to such insurance policies had they been maintained by Landlord as required under this Lease;

(aa) any costs, fees or expenses for services that a third party manager would provide which are duplicative of the services actually paid for by or out of administration rent or fees paid by Landlord to its third party manager;

(bb) any costs incurred to remove, study, test, remediate or otherwise related to the presence of Hazardous Materials in or about the Building or the Project (excluding the Premises), which Hazardous Materials (i) existed prior to the Lease Date, (ii) originated from any separately demised tenant space within the Project other than the Premises or (iii) were not brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Project by Tenant or any Tenant Party (as herein defined); and

(cc) costs incurred in connection with the performance of alterations or modifications to the Project (other than the Premises for which Tenant shall be solely responsible) that are required solely due to the non-compliance of the Project with the ADA (other than the Premises for which Tenant shall be solely responsible) as of the Commencement Date.

Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year. If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement after deducting all other amounts due Landlord.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within 30 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such 30 day period, Tenant reasonably and in

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good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”). If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm selected by Tenant from among the 5 largest in the United States, working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld or delayed), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated. Notwithstanding anything set forth herein to the contrary, if the Building is not at least 95% occupied on average during any year of the Term, Tenant’s Share of Operating Expenses of the Building that are not fixed amounts regardless of occupancy (e.g., excluding Taxes and insurance costs; the “Variable Operating Expenses”) for such year shall be computed as though the Building had been 95% occupied on average during such year; and (b) if any other building of the Project is not at least 95% occupied on average during any year of the Term, that building’s share of all Variable Operating Expenses of any kind or description incurred or accrued by Landlord with respect to the Project shall be computed as though such other building of the Project had been 95% occupied on average during such year.

“Tenant’s Share” shall be the percentage set forth on the first page of this Lease as Tenant’s Share as reasonably adjusted by Landlord for changes in the physical size of the Premises or the Project occurring thereafter. Landlord may equitably increase Tenant’s Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with occupancy or use. Landlord shall endeavor to equitably allocate such items to other tenants of the Building in a similar manner throughout the Term. Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.” Notwithstanding anything to the contrary contained herein, if Landlord constructs the Demising Improvements, Landlord shall provide Tenant with as-built CAD drawings of the Demising Improvements upon substantial completion of the Demising Improvements, and if Tenant believes in good faith that the Demising Improvements as actually constructed deviate from the Space Plan, Tenant shall have the right, within 30 days after substantial completion of the Demising Improvements, to request, by delivery of written notice to Landlord, that Landlord cause an architect reasonably acceptable to both Landlord and Tenant (“Approved Architect”) to recalculate the rentable square footage of the Premises, which recalculation shall be at Tenant’s sole cost and expense, unless the Approved Architect’s recalculation of the rentable square footage of the Premises deviates from the Rentable Area of Premises set forth on page 2 of this Lease by more than 5%, in which case Landlord shall pay for the costs incurred for such recalculation. If Tenant delivers such notice to Landlord, Landlord shall promptly cause the Approved Architect to recalculate the rentable square footage of the Premises in accordance with the 1996 Standard Method of Measuring Floor Area in Office Buildings as adopted by the Building Owners and Managers Association (ANSI/BOMA Z65.1-1996). If the Approved Architect determines that the actual square footage of the Premises deviates from the amount specified in the definitions of “Premises” and “Rentable Area of

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Premises” on page 1 of this Lease, then, promptly following such recalculation, this Lease shall be amended so as to (i) reflect the actual square footage thereof in the definitions of “Premises” and “Rentable Area of Premises”, and (ii) appropriately adjust the amounts set forth in the definitions of “Tenant’s Share of Operating Expenses of Building” and “Tenant’s Share of Operating Expenses of Project” which were calculated based on the square footage of the Premises prior to the construction of the Demising Improvements. Any such recalculation of the rentable square footage of the Premises shall only be applicable to the period following the completion of the Demising Improvements and may not be applied retroactively. If Tenant fails to deliver a notice to Landlord requesting a recalculation within the 30 day period provided for above, Tenant shall be deemed to have forever waived its right to cause the recalculation of the rentable square footage of the Premises and the Rentable Area of Premises set forth on page 1.

6. Intentionally Omitted.

7. Use. The Premises shall be used solely for the Permitted Use set forth in the basic lease provisions on page 1 of this Lease, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall, upon 5 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits. The use that Tenant has disclosed to Landlord that Tenant will be making of the Premises as of the Commencement Date will not result in the voidance of or an increase insurance risk with respect to the insurance currently being maintained by Landlord. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement. Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s use and/or occupancy of the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Tenant shall not place any machinery or equipment which will overload the floor in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project elevators without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Except as may be provided under the Work Letter, Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be liable or responsible for costs incurred in connection with the performance of alterations or modifications to the Project (other than the Premises for which Tenant shall be solely responsible) that are required solely due to the non-compliance of the Project with Legal Requirements applicable to the Project (other than the Premises for which Tenant shall be solely responsible) as of the Lease Date.

Landlord shall, at Landlord’s sole cost and expense, be responsible for the compliance of the Common Areas of the Building with the ADA as of the Lease Date, including ADA compliance requirements for the restrooms located on the first floor of the Building that are required by Governmental Authorities in connection with the issuance of the building permits required by Tenant for the construction

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of the Tenant Improvements. Landlord shall, as an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located and except to the extent expressly excluded from Operating Expenses in Section 5) or at Tenant’s expenses (to the extent such Legal Requirement is applicable solely by reason of Tenant’s, as compared to other tenants of the Project, particular use of the Premises) make any alterations or modifications to the Common Areas or the exterior of the Building that are required by Legal Requirements, including the ADA. Tenant, at its sole expense, shall make any alterations or modifications to the interior of the Premises that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) related to Tenant’s use or occupancy of the Premises, Tenant’s construction or installation of the Tenant Improvements or subsequent alterations to the Premises made by Tenant, but only to the extent such alterations or modifications are particular to the Premises and are not generally applicable to all premises in the Building (for example, sprinkler system upgrades generally applicable to the Building shall be a capital expenditure performed by Landlord as an Operating Expense). Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Legal Requirements, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement.

The repairs, corrections or replacements required of Landlord or of Tenant under the foregoing provisions of this Section 7 shall be made by Landlord or Tenant, as applicable, within a reasonable time after being required to do so.

8. Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord and Tenant may agree, in such written consent, and (iv) all other payments shall continue under the terms of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to (x) 125% of Rent in effect during the last 30 days of the Term (payable on a per diem basis) for the first 60 days that Tenant is a tenant at sufferance (y) 150% of Rent in effect during the last 30 days of the Term, commencing upon the 61st day that Tenant is a tenant at sufferance, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages; provided, however, that if Tenant delivers a written inquiry to Landlord within 30 days prior to the expiration or earlier termination of the Term, Landlord will notify Tenant whether the potential exists for consequential damages. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9. Taxes. Landlord shall pay, as part of Operating Expenses (except to the extent expressly excluded from Operating Expenses in Section 5), all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on

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the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. Notwithstanding anything to the contrary herein, Landlord shall only charge Tenant for such assessments as if those assessments were paid by Landlord over the longest possible term which Landlord is permitted to pay for the applicable assessments without additional charge other than interest, if any, provided under the terms of the underlying assessments. Taxes shall not include any net income taxes imposed on Landlord except to the extent such net income taxes are in substitution for any Taxes payable hereunder, nor shall Taxes include any franchise, estate, inheritance, succession, capital levy, transfer or excess profits taxes. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord within 30 days from the date of Tenant’s receipt of a written invoice for Tenant’s Share of the amount paid by Landlord. Landlord shall act equitably to apportion Tax liability among the buildings of the Project in order to cause the assessed value of each building to be reflected in the Taxes payable by the tenant(s) of such building, and Tenant shall have no liability for any Tax increase associated with any other building of the Project not being at least 95% occupied during the Term. Tax refunds, if any, shall be credited against Taxes for the year paid, including any interest which may be received thereon from the taxing authority, and Landlord shall refund to Tenant within 30 days after receipt of any such Tax refund, the amount to which Tenant is entitled plus its pro-rata share of any interest corresponding to such amount to the extent received from the Governmental Authority, provided Tenant paid Taxes for the year relating to such refund.

10. Parking. Subject to all matters of record, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the right, in common with other tenants of the Project pro rata in accordance with the rentable area of the Premises and the rentable areas of the Project occupied by such other tenants, to park in those areas designated for non-reserved parking, subject in each case to Landlord’s reasonable rules and regulations. Landlord may allocate parking spaces among Tenant and other tenants in the Project pro rata as described above if Landlord determines that such parking facilities are becoming crowded.

Tenant shall comply with the requirements of and participate in any traffic management plan affecting the Project, to the extent required by Legal Requirements.

11. Utilities, Services. Landlord shall provide, subject to the terms of this Section 11, water, electricity, heat, light, power, telephone, sewer, and other utilities (including gas and fire sprinklers to the extent the Project is plumbed for such services), refuse and trash collection and janitorial services (consistent with similar R&D buildings in the South San Francisco area) for the office areas of the Premises and the Common Areas of the Building (collectively, “Utilities”). Landlord shall pay, as Operating Expenses (except to the extent expressly excluded from Operating Expenses in Section 5) or subject to Tenant’s reimbursement obligation, for all Utilities used on the Premises, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges

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thereon. Landlord may cause, at Tenant’s expense, any Utilities to be separately metered or charged directly to Tenant by the provider. Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term. Tenant shall pay, as part of Operating Expenses, its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord. No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant or termination of this Lease (or, except as provided in the immediately following paragraph, the abatement of Rent). Tenant agrees to limit use of water and sewer with respect to Common Areas to normal restroom use. Tenant, at its sole cost and expense, shall be responsible for obtaining janitorial services for the laboratory areas of the Premises. During the Term, Tenant shall have exclusive control over the thermostats serving the Premises that are located within the Premises; provided, however, that Tenant shall exert its control over such thermostats reasonably during the Term. Landlord shall not charge Tenant any mark-up or premium over the actual costs incurred by Landlord in connection with the Building’s heating, ventilation and air-conditioning systems (“HVAC”) systems.

Notwithstanding the foregoing, if any Essential Services are interrupted as a result of the gross negligence or willful misconduct of Landlord or the Landlord Parties and Tenant is unable to and does not conduct Tenant’s business operations in the Premises as a result thereof for a period of more than 3 consecutive business days after written notice from Tenant to Landlord of such interruption (“Interruption Notice”), Base Rent for the Premises shall be abated commencing on the expiration of such notice period and continuing during the period of such interruption provided that Tenant is unable to and does not conduct Tenant’s business operations in the Premises. Any subsequent interruption of Essential Services directly relating to the initial Interruption Notice shall be a cause for further abatement without an additional waiting period. As used herein, the term “Essential Services” shall mean the following services: access to the Premises, HVAC serving the laboratory portions of the Premises ceases to provide service, water (other than deionized water), electricity, and sewer, but in each case only to the extent that Landlord has an obligation to provide same to Tenant under this Lease.

Landlord’s sole obligation for either providing emergency generators or providing emergency back-up power to Tenant shall be: (i) to provide an emergency generator with not less than the capacity of the existing emergency generator at the Project which serves the 600 Building and the 650 Building as of the date hereof (the “Emergency Generator”) and Tenant shall be entitled to Tenant’s Share of the capacity thereof available for use by all tenants of the Project in accordance with the rentable area of the Premises and the rentable areas of the Project occupied by such other tenants, and (ii) to contract with a third party to maintain the Emergency Generator as per the manufacturer’s standard maintenance guidelines. As of the Lease Date, the existing Emergency Generator serving the 600 Building and the 650 Building has a 350 kVA capacity. Landlord shall have no obligation to provide Tenant with an operational Emergency Generator or back-up power or to supervise, oversee or confirm that the third party maintaining the Emergency Generator is maintaining the Emergency Generator as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the Emergency Generator when the Emergency Generator is not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative back-up generator or generators or alternative sources of back-up power. Subject to Tenant’s compliance with the provisions of Section 12 in connection therewith, Landlord hereby approves of the installation by Tenant, at Tenant’s sole cost and expense, of a separate emergency generator or supplemental back-up power supply serving the Premises.

If Landlord seeks to retrofit the Premises or the Project to conform with the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, or any similar standard, other than in the ordinary course of maintenance or repairs (including, without limitation, capital repairs and replacements) to the Premises or the Project, Landlord shall bear the cost thereof and shall consult with and cooperate with Tenant in pursuing such conformance in a manner that will not unreasonably interrupt or adversely affect Tenant’s Permitted Use and which will not materially increase Tenant’s cost of occupancy of the Premises. Notwithstanding anything to the contrary contained in this paragraph, Landlord shall not be precluded from undertaking any retrofits, repairs or replacements (including, without

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limitation, capital repairs and replacements) to the Premises or the Project as part of Operating Expenses in the ordinary course of maintenance or repairs (including, without limitation, capital repairs and replacements) to the Premises or the Project, which retrofits, repairs or replacements include LEED components or satisfy LEED rating systems or any similar standard in connection with the performance by Landlord of its obligations under this Lease.

12. Alterations and Tenant’s Property. Except for the Tenant Improvements (which shall be governed by the terms of the Work Letter), any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other then by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration affects the structure or Building Systems and shall not be otherwise unreasonably withheld. Tenant may construct nonstructural Alterations in the Premises without Landlord’s prior approval if the aggregate cost of all such work in any 12 month period does not exceed $50,000 (a “Notice-Only Alteration”), provided Tenant notifies Landlord in writing of such intended Notice-Only Alteration, and such notice shall be accompanied by plans, specifications, work contracts and such other information concerning the nature and cost of the Notice-Only Alteration as may be reasonably requested by Landlord, which notice and accompanying materials shall be delivered to Landlord not less than 15 business days in advance of any proposed construction. If Landlord approves any Alterations, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s sole and absolute discretion. Any request for approval shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord shall endeavor to be responsive to Tenant’s requests for approval delivered pursuant to this Section 12. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to 2% of all charges incurred by Tenant or its contractors or agents in connection with any Alteration to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

Tenant shall assure payment for the completion of all Alterations work free and clear of liens, and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration (if the Alteration was of the type for which “as built” plans would typically be prepared).

Except for Removable Installations (as hereinafter defined), all Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof. Notwithstanding the foregoing, Landlord may, at the time its approval of any such Installation is requested, or at the time it receives

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notice of a Notice Only Alteration, notify Tenant that Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the immediately succeeding sentence. Upon the expiration or earlier termination of the Term, Tenant shall remove (i) all wires, cables or similar equipment which Tenant has installed in the Premises or in the risers or plenums of the Building, (ii) any Installations for which Landlord has given Tenant notice of removal in accordance with the immediately preceding sentence, and (iii) all of Tenant’s Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes. During any restoration period beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.

For purposes of this Lease, (x) “Removable Installations” means any items listed on Exhibit F attached hereto and any items agreed by Landlord in writing to be included on Exhibit F in the future, (y) “Tenant’s Property” means Removable Installations and, other than Installations, any personal property or equipment of Tenant that may be removed without material damage to the Premises, and (z) “Installations” means all property of any kind paid for by Landlord, all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch.

13. Landlord’s Repairs. Landlord, as an Operating Expense (except to the extent expressly excluded from Operating Expenses in Section 5), shall maintain all of the structural, exterior, parking and other Common Areas of the Project, including HVAC, plumbing, fire sprinklers, elevators and all other building systems serving the Premises and other portions of the Project (“Building Systems”), in good repair, reasonable wear and tear and uninsured losses and damages (unless such losses or damages would have been insured losses or expenses if the insurance Landlord is required to maintain hereunder had been obtained and so long as it would make reasonable business sense to Landlord, bearing in mind the potential amount of the losses and damages and the amount of the applicable deductibles, to submit a claim for such losses and damages to its insurer) caused by Tenant, or by any of Tenant’s agents, servants, employees, invitees and contractors (collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance Landlord is required to maintain hereunder (or to the extent such losses or damages would have been covered by insurance Landlord is required to maintain hereunder if such insurance had been maintained and so long as it would make reasonable business sense to Landlord, bearing in mind the potential amount of the losses and damages and the amount of the applicable deductibles, to submit a claim for such losses and damages to its insurer), at Tenant’s sole cost and expense. Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant 24 hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements and Landlord shall endeavor to minimize interference with Tenant’s business operations at the Premises. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section, after which Landlord shall make a commercially reasonable effort to effect such repair. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

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14. Tenant’s Repairs. Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls. Such repair and replacement shall be subject to Landlord’s obligations set forth in Section 13 above and may include capital expenditures and repairs whose benefit may extend beyond the Term. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 10 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 10 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

15. Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 business days after the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

16. Indemnification. Tenant hereby indemnifies and agrees to defend, save and hold Landlord harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly out of use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent (a) attributable to Landlord’s willful misconduct, its violation of applicable Legal Requirements with respect to the Building or the Project, or a material breach of Landlord’s obligations or representations under this Lease, or (b) for Claims solely attributable to the active negligence of Landlord. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party that is not a Landlord Party (as defined in Section 17).

17. Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project or such lesser coverage amount as Landlord may elect provided such coverage amount is not less than 90% of such full replacement cost. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem reasonably necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of

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building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s use of the Premises.

Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense (excluding the Tenant Improvements); workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises, $3,000,000 in the aggregate; provided that all such insurance coverage in excess of $2,000,000 and Tenant’s all risk property insurance coverage on its property and improvements may be covered by an umbrella policy of insurance coverage. The commercial general liability insurance policy and the umbrella policy shall be endorsed to name Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, agents, invitees and contractors (each, a “Landlord Party” and collectively, “Landlord Parties”), as additional insureds; insure, at Tenant’s option, on an occurrence or a claims-made basis (provided; however, that such option to maintain the commercial general liability insurance policies on a claims-made basis shall apply only to Elan Pharmaceuticals, Inc., a Delaware corporation, while Elan Pharmaceuticals, Inc., a Delaware corporation, occupies the Premises as Tenant and shall not apply to any assignee of the Lease or sublessee of the Premises or any portion thereof); be issued by insurance companies which have a rating of not less than policyholder rating of A- and financial category rating of at least Class VIII in “Best’s Insurance Guide”; contain a hostile fire endorsement and a contractual liability endorsement; and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Tenant shall (i) provide Landlord with 30 days advance written notice of cancellation of such commercial general liability policy, and (ii) require Tenant’s insurer to endeavor to provide 30 days advance written notice of cancellation of such commercial general liability policy. Certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured, shall be delivered to Landlord by Tenant upon commencement of the Term and upon each renewal or replacement of said insurance and, to the extent required by the Holder of any Mortgage encumbering the Property, Tenant shall provide to such Holder copies of such policies or endorsements to such policies reflecting Holder as an additional insured within 30 days following Tenant’s receipt of Holder’s written request therefor. Tenant’s insurance policy may be in the form of a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy.

Notwithstanding anything to the contrary contained herein, If the commercial general liability insurance policies required to be maintained by Tenant under this Lease are at any time on a claims-made basis, Tenant shall insure Landlord and the Landlord Parties from and against any liability arising with respect to acts and occurrences intended to be covered by such commercial general liability insurance policies for a period of not less than 3 years following the termination of this Lease (the “Tail Liability”). If, at any time, Tenant fails to maintain insurance covering the Tail Liability, then for the full duration of the period that the Tail Liability is not fully covered by one or more policies of insurance written with a third party insurance company which company satisfies the requirements of this Section 17, (i) Tenant shall be deemed to have irrevocably elected to self insure the Tail Liability and Tenant shall be solely responsible for paying any losses that should have been paid had Tenant maintained insurance covering the Tail Liability, and (ii) Landlord shall have the right to obtain insurance covering the Tail Liability and Tenant shall be required, immediately upon request from Landlord, to reimburse Landlord for the cost of such insurance. The provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

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In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to: (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project; provided, however, that the increased amount of coverage is consistent with coverage amounts then being required by institutional owners of similar projects with comparable tenants occupying similar size premises in the geographical area in which the Project is located.

18. Restoration. If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 60 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”). If the Restoration Period is estimated to exceed 10 months (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction; provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within 10 business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, or Tenant may by written notice to Landlord delivered within 10 business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease, in which event Landlord and Tenant shall each be relieved of its obligations to make repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to the earlier of (A) such election by Landlord or Tenant, or (B) the termination date of the Lease.

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Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 34) events or to obtain Hazardous Material Clearances, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease upon written notice to the other if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage; provided, however, that such notice is delivered within 10 business days after the date that Landlord provides Tenant with written notice of the estimated Restoration Period. Landlord shall also have the right to terminate this Lease if insurance proceeds are not available for such restoration. Rent shall be abated from the date all required Hazardous Material Clearances materially affecting Landlord’s ability to access the Project or the Premises for the purpose of repairing or restoring the Project and/or the Premises pursuant to this Section 18 are obtained until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable to Tenant, in Tenant’s reasonable discretion, for the temporary conduct of Tenant’s business. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19. Condemnation. If the whole or any material part of the Premises or the Project (which expressly includes the parking rights of Tenant in the parking areas serving the Project) is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s reasonable judgment, materially interfere with or impair Landlord’s ownership or operation of the Project or would in the reasonable judgment of Landlord and Tenant either prevent or materially interfere with Tenant’s use of the Premises (as resolved, if the parties are unable to agree, by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association), then upon written notice by Landlord this Lease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking (including, but not limited to, providing reasonable replacement parking spaces and storage facilities if such Common Area improvements are affected) and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award, except as provided in the following sentence. Tenant shall have the right to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures only, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

20. Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

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(a) Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 3 days of any such notice not more than once in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

(b) Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed below the coverage required to be maintained by Tenant pursuant to this Lease, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance before the expiration of the current coverage; provided, however, that if the insurance required to be maintained by Tenant pursuant to this Lease is canceled or terminated solely as a result of reasons entirely outside of Tenant’s control of which Tenant had no reasonable advance notice, a Default will not be deemed to have occurred hereunder so long as such policy is renewed or replaced by Tenant within 3 business days of Tenant’s receipt of notice of such cancellation or termination.

(c) Abandonment. Tenant shall abandon the Premises. Tenant shall not be deemed to have abandoned the Premises if (i) Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, Tenant completes Tenant’s obligations with respect to the Surrender Plan in compliance with Section 28, (ii) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Term, and (iii) Tenant continues during the balance of the Term to satisfy all of its obligations under the Lease as they come due.

(d) Improper Transfer. Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

(e) Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 10 business days after any such lien is filed against the Premises.

(f) Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity), except as a result of a merger, consolidation or corporate reorganization, or the purchase of all or substantially all of the assets or ownership interests of Tenant in connection with a Permitted Assignment (as defined in Section 22).

(g) Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 days after a second notice requesting such document.

(h) Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant.

Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required

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under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 30 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than 90 days from the date of Landlord’s notice.

21. Landlord’s Remedies.

(a) Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

(b) Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum equal to 6% of the overdue Rent as a late charge. Notwithstanding the foregoing, before assessing a late charge the first time in any calendar year, Landlord shall provide Tenant written notice of the delinquency and will waive the right if Tenant pays such delinquency within 5 days thereafter. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid.

(c) Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(i) Terminate this Lease, or at Landlord’s option, Tenant’s right to possession only, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor;

(ii) Upon any termination of this Lease, whether pursuant to the foregoing Section 21(c)(i) or otherwise, Landlord may recover from Tenant the following:

(A) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(B) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

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(D) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(E) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 21 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others, including the Holder of a Mortgage (as defined in Section 27). As used in Sections 21(c)(ii) (A) and (B), above, the “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Section 21(c)(ii)(C) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

(iii) Landlord may continue this Lease in effect after Tenant’s Default and recover rent as it becomes due (Landlord and Tenant hereby agreeing that Tenant has the right to sublet or assign hereunder, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease following a Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

(iv) Whether or not Landlord elects to terminate this Lease following a Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. Upon Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

(v) Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(d) hereof, at Tenant’s expense.

(d) Effect of Exercise. Exercise by Landlord of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, it being understood that such surrender and/or termination can be effected only by the express written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same and shall not be deemed a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter, re-take or otherwise obtain possession of the Premises as provided in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. Any reletting of the

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Premises or any portion thereof shall be on such terms and conditions as Landlord in its sole discretion may determine. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting or otherwise to mitigate any damages arising by reason of Tenant’s Default.

22. Assignment and Subletting.

(a) General Prohibition. Without Landlord’s prior written consent subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. Except as otherwise provided in Section 22(b) in connection with a Permitted Assignment, if Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 50.1% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers on any national exchange as long as Tenant is publicly traded or upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22. Notwithstanding the foregoing, any (i) public offering of shares or other ownership interest in Tenant, or (ii) Tenant obtaining financing from institutional investors (including venture capital funding and corporate partners) which results in a change in control of Tenant shall not constitute an assignment under this Section 22 requiring Landlord consent.

(b) Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below), then at least 15 business days, but not more than 45 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent, (ii) refuse such consent, in its reasonable discretion; or (iii) terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”), in Landlord’s sole and absolute discretion, if the proposed assignment, hypothecation or other transfer or subletting concerns more than (together with all other then effective subleases and assignment other than Permitted Assignments) 50% of the Premises and the remainder (or substantially all of the remainder) of the Term. Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances: (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord; (3) the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are reasonably considered by Landlord to be controversial; (4) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (5) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is inconsistent with the desired tenant-mix or the quality of other tenancies in the Project or is inconsistent with the type and quality of the nature of the Building; (6) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (7) the use of the Premises by the proposed

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assignee or subtenant will violate any applicable Legal Requirement; (8) the proposed assignee or subtenant is an entity with whom Landlord is negotiating to lease space in the Project; or (9) the assignment or sublease is prohibited by Landlord’s lender. Landlord shall respond in a timely manner to any Assignment Notice received from Tenant pursuant to this paragraph. If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall pay to Landlord a fee of up to One Thousand Five Hundred Dollars ($1,500) of Landlord’s out-of-pocket expenses in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents. For all purposes of this Lease, the term “Tenant” shall mean Tenant and any transferee pursuant to a Permitted Assignment assuming Tenant’s interest in the Lease. Landlord acknowledges and agrees that Landlord’s right under this Section 22(b) to receive notice in the case of a Permitted Assignment is not intended to create a consent right in favor of Landlord as to a transaction constituting a Permitted Assignment but rather the right to receive prior notice of a Permitted Assignment and Landlord shall treat all non-public information made available by Tenant to Landlord regarding the proposed Permitted Assignment as confidential. Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required, provided that Landlord shall have the right to approve the form of any such sublease or assignment. In addition, Tenant shall have the right to assign this Lease, upon 30 days prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) the tangible net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee or any entity guaranteeing (pursuant to an agreement in form and content acceptable to Landlord, in its reasonable discretion) the assignee’s obligations under this Lease is not less than $50,000,000 (as determined in accordance with GAAP), and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of the assignment (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.”

(c) Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i) that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in Default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii) A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals;

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reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities and Tenant or any proposed assignee or subtenant may redact such proprietary information from such documents prior to providing them to Landlord.

(d) No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. Except in the case of a Permitted Assignment, if the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the rental payable under this Lease, (excluding however, any Rent payable under this Section) and actual and reasonable brokerage fees, legal costs and any design or construction fees directly related to and required pursuant to the terms of any such sublease)(“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(e) No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f) Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take any material remedial action within the 5 year period preceding the date of the proposed transfer in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee (other than those Hazardous Materials used by Tenant within the Premises pursuant to the terms of this Lease), Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

23. Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a

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proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging, to Tenant’s actual knowledge, that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information, to Tenant’s actual knowledge, with respect to the status of this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such time shall, at the option of Landlord, constitute a Default under Section 20(g) of this Lease (subject to the cure right set forth therein), and, in the event that such Default is not timely cured by Tenant, shall be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24. Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25. Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26. Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto as Exhibit E. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

27. Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises and all other rights of Tenant hereunder (including, but not limited to, the right to receive the TI Allowance and Tenant’s Expansion Right) shall not be disturbed by the Holder of any such Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof and do not modify Tenant’s rights or obligations or Landlord’s obligations under this Lease. Tenant shall execute and deliver any such instrument within 10 business days following Landlord’s request. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term “Mortgage” whenever used in this Lease shall be deemed to include ground leases, deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the ground lessor under a ground lease, the beneficiary under a deed of trust, and any other secured party under an encumbrance secured by a security interest in Landlord’s interest in the Project or Premises. As of the date of this Lease, there is no existing Mortgage encumbering the Project.

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28. Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, and Tenant shall remove all Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party (collectively, “Tenant HazMat Operations”) consistent with prudent commercial practices and such that no Hazardous Materials remain at the Premises in violation of Environmental Requirements and the continued presence of Hazardous Materials are not in excess of industry standards for the occupancy and re-use of the Premises for research and scientific purposes by a subsequent tenant of the Premises. Tenant shall also obtain the release of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted. At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise consistent with prudent commercial practices and such that no Hazardous Materials remain at the Premises in violation of Environmental Requirements and the continued presence of Hazardous Materials are not in excess of industry standards for the occupancy and re-use of the Premises for research and scientific purposes by a subsequent tenant of the Premises (the “Surrender Plan”), which shall be generally consistent with the surrender plan requirements set forth in Exhibit H attached hereto. Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and reasonable approval of Landlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall reasonably request. Landlord shall be permitted to require reasonable modifications to the Surrender Plan requirements in order to account for changes in Legal Requirements following the date of this Lease or resulting from the nature or quantity of the chemical, biological or radiological materials or substances utilized by Tenant during the Term. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations as required pursuant to this Section 28. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any Hazardous Materials remaining at the Premises in violation of Environmental Requirements or not consistent with prudent commercial practices or such that the continued presence of Hazardous Materials are in excess of industry standards for the occupancy and re-use of the Premises for research and scientific purposes by a subsequent tenant of the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from such residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such

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access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

30. Environmental Requirements.

(a) Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord and the Landlord Parties harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Building, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Building, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Building, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises, the Building or the Project. Notwithstanding anything to the contrary contained in Section 28 or this Section 30, Tenant shall not be responsible for, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in the Premises which Tenant can prove to Landlord’s reasonable satisfaction existed in

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the Premises immediately prior to the Lease Date, or (ii) the presence of any Hazardous Materials in the Premises which Tenant can prove to Landlord’s reasonable satisfaction migrated from outside of the Premises into the Premises, unless in either case, the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party.

(b) Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is in compliance with all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List once per calendar year and at any additional time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g., the fire department) in connection with its use or occupancy of the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “HazMat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided that, except for above-ground fuel tanks associated with any alternative back-up generator installed by Tenant pursuant to Section 11 of this Lease, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in 3 months). Tenant is not required, however, to provide Landlord with any portion(s) of the HazMat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c) Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) Tenant has not been required by any prior landlord, lender or Governmental Authority at any time within the past 5 years to take any material remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority). If Landlord determines that this representation and warranty was not true as of the date of this lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(d) Testing. Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use. Such tests shall be conducted at Landlord’s sole cost and expense (and not included as an Operating Expense), unless such tests are conducted pursuant to Section 21 hereof or identify contamination for which Tenant is responsible under this Section 30, in which case Tenant shall be required to pay the cost of such tests; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures reasonably acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by

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Tenant. Landlord and Tenant shall cooperate with one another to schedule such testing at mutually acceptable times. Tenant shall have the right to have a representative present during such testing. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the reasonable request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is liable under this Section 30, Tenant shall pay all costs to conduct such tests. If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing for which Tenant is responsible under this Section 30 in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(e) Control Areas. Tenant shall be allowed to utilize up to its pro rata share of the Hazardous Materials inventory within any control area or zone (located within the Premises), as designated by the applicable building code, for chemical use or storage. As used in the preceding sentence, Tenant’s pro rata share of any control areas or zones located within the Premises shall be determined based on the rentable square footage that Tenant leases within the applicable control area or zone. For purposes of example only, if a control area or zone contains 10,000 rentable square feet and 2,000 rentable square feet of a tenant’s premises are located within such control area or zone (while such premises as a whole contains 5,000 rentable square feet), the applicable tenant’s pro rata share of such control area would be 20%.

(f) Underground Tanks. If underground or other storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks.

(g) Tenant’s Obligations. Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials for which Tenant is liable under this Section 30 (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises that cannot be relet by Landlord due to Tenant’s failure to remediate a Hazardous Materials condition for which Tenant is liable under this Section 30, which Rent shall be prorated daily.

(h) Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or

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the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

31. Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

Notwithstanding the foregoing, if any claimed Landlord default hereunder will immediately, materially and adversely affect Tenant’s ability to conduct its business in the Premises (a “Material Landlord Default”), Tenant shall, as soon as reasonably possible, but in any event within 2 business days of obtaining knowledge of such claimed Material Landlord Default, give Landlord written notice of such claim which notice shall specifically state that a Material Landlord Default exists and telephonic notice to Tenant’s principal contact with Landlord. Landlord shall then have 2 business days to commence cure of such claimed Material Landlord Default and shall diligently prosecute such cure to completion. If Landlord fails to commence cure of any claimed Material Landlord Default as provided above, Tenant may commence and prosecute such cure to completion provided that it does not affect any Building Systems affecting other tenants, the Building structure or Common Areas, and shall be entitled to recover the costs of such cure (but not any consequential or other damages) from Landlord by way of reimbursement from Landlord with no right to offset against Rent, to the extent of Landlord’s obligation to cure such claimed Material Landlord Default hereunder, subject to the limitations set forth in the immediately following sentence of this paragraph and the other provisions of this Lease. If such claimed Material Landlord Default is not a default by Landlord hereunder, or if Tenant failed to give Landlord the notice required hereunder prior to commencing Tenant’s cure of any alleged Material Landlord Default, Landlord shall be entitled to recover from Tenant, as Additional Rent, any costs incurred by Landlord in connection with such cure in excess of the costs, if any, that Landlord would otherwise have been liable to pay hereunder.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership. Notwithstanding the foregoing, to the extent that the Landlord originally named in this Lease (“Original Landlord”) assigns or otherwise transfers its interest in the Project prior to the distribution of the entire TI Allowance timely requested by Tenant pursuant to the Work Letter, then Alexandria Real Estate Equities, Inc. and Original Landlord shall remain personally, jointly and severally responsible for the distribution of any remaining TI Allowance to which Tenant is entitled pursuant to the Work Letter following such assignment of transfer.

32. Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time during normal business hours (except in the case of an emergency) to inspect the Premises and to make such repairs as may be required or permitted pursuant

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to this Lease and for any other business purpose. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants or for any other business purpose. Landlord may erect a suitable sign on the Premises stating that the Project is available for sale or, during the last year of the Term, that the Premises are available to let. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder. Landlord shall use reasonable efforts to comply with Tenant’s reasonable security, confidentiality and safety requirements with respect to entering restricted portions of the Premises; provided, however, that Tenant has notified Landlord of such security, confidentiality and safety requirements simultaneously with or prior to Landlord’s entry into the Premises. Notwithstanding anything to the contrary contained in this Lease, if Tenant installs any additional or replacement locks or bolts on any doors or windows in the Premises, Tenant shall concurrently therewith deliver to Landlord copies of any keys, key cards or codes required to open or unlock such additional or replacement locks or bolts.

33. Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

34. Force Majeure. Except for the payment of Rent, neither Landlord nor Tenant shall be held responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, sinkholes or subsidence, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond their reasonable control (“Force Majeure”).

35. Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than NAI BT Commercial. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 35, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

36. Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF

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EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) EXCEPT AS PROVIDED IN SECTION 31 OF THIS LEASE WITH RESPECT TO THE TI ALLOWANCE ONLY, IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

37. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38. Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens visible from the exterior of the Building other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) except as otherwise provided in this Section 38, paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Tenant, and shall be of a size, color and type acceptable to Landlord. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering. The directory tablet shall be provided exclusively for the display of the name and location of tenants.

Tenant shall have the non-exclusive right to display, at Tenant’s sole cost and expense, (a) directory signage in the main Building lobby and suite identification signage at the entrance to the Premises, and (b) a Building fascia sign bearing Tenant’s name on the parapet of the Building facing Gateway Boulevard, in an exact location to be approved by Landlord (which approval shall not be unreasonably withheld) and by any applicable Governmental Authorities and quasi-Governmental Authorities. Tenant acknowledges and agrees that Tenant’s signage including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, and shall be consistent with Landlord’s existing signage program in effect at the Project at the time of installation of the signs and applicable Legal Requirements. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of Tenant’s signage, for the removal of Tenant’s signage at the expiration or earlier termination of this Lease and for the repair all damage resulting from such removal.

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39. Right to Expand.

(a) Expansion Right. Subject to the provisions of this Section 39, each time after the date of this Lease through March 1, 2012 (“Expansion Right Expiration Date”), that Landlord intends to accept a written proposal (a “Pending Deal”) to lease the Expansion Space, Landlord shall deliver to Tenant written notice of the existence of such Pending Deal (a “Pending Deal Notice”). For purposes of this Section 39(a), “Expansion Space” shall mean any space in the Building which is not occupied by a tenant or which is occupied by a then-existing tenant whose lease is expiring within 6 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space. Tenant shall be entitled to exercise its right under this Section 39(a) only with respect to the entire Expansion Space subject to the Pending Deal. Within 10 business days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Space Acceptance Notice”) if Tenant elects to lease the Expansion Space. Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the Expansion Space pursuant to this Section 39(a) is hereinafter referred to as the “Expansion Right.” If Tenant elects to lease the Expansion Space by delivering a Space Acceptance Notice within the required 10 business day period, Tenant shall be deemed to agree to lease the Expansion Space on the same terms and conditions as this Lease, except that (i) the term of the lease with respect to the Expansion Space shall commence upon the substantial completion by Landlord of the tenant improvements within the Expansion Space (“Expansion Space Tenant Improvements”); (ii) Tenant shall continue to pay Base Rent for the original Premises as provided for in this Lease and, in addition thereto, beginning on the date of Substantial Completion of the Expansion Space Tenant Improvements, Tenant shall pay Base Rent for the Expansion Space at the then current monthly Base Rent per rentable square foot payable for the original Premises (as the same is adjusted from time to time pursuant to Section 4 of this Lease); (iii) Tenant’s Share of the Building and Tenant’s Share of the Project with respect to the Expansion Space shall be proportionately adjusted; (iv) the Expansion Space Tenant Improvements shall be constructed in accordance with a work letter between the parties (“Expansion Space Work Letter”) entered into as part of the lease amendment or lease agreement required under Section 39(b); (v) Landlord shall, subject to the terms of the Expansion Space Work Letter, provide a tenant improvement allowance (“Expansion Space TI Allowance”) for the construction of the Expansion Space Tenant Improvements in an amount not to exceed $20.00 per rentable square foot of the Expansion Space; and (vi) Tenant shall commence paying Base Rent and Tenant’s Share of Operating Expenses with respect to the Expansion Space upon the earlier of delivery of the Expansion Space to Tenant with the Expansion Space Tenant Improvements substantially completed or the date Landlord could have delivered the Expansion Premises but for delays caused by Tenant. Tenant’s failure to deliver a Space Acceptance Notice to Landlord within the required 10 business day period shall be deemed to be an election by Tenant not to exercise Tenant’s Expansion Right with respect to the Expansion Space, in which case Tenant shall be deemed to have waived its right to lease the Expansion Space and Landlord shall have the right to lease the Expansion Space to the third party subject to the Pending Deal (or an affiliate of such third party)(“Pending Deal Party”) on any terms and conditions acceptable to Landlord. Notwithstanding the foregoing, Tenant’s Expansion Right shall be restored if Landlord fails to enter into an agreement to lease the Expansion Space to the Pending Deal Party within 6 months after Landlord’s delivery of the Pending Deal Notice to Tenant; provided, however, that is no event shall the Expansion Right continue after the Expansion Right Expiration Date.

(b) Amended Lease. Following Tenant’s timely delivery to Landlord of a Space Acceptance Notice, if, after the expiration of a period of 10 business days from Landlord’s delivery to Tenant of a lease amendment or lease agreement which is generally consistent with the terms set forth in Section 39(a) (which lease amendment or lease agreement shall include an Expansion Space Work Letter), Tenant fails to execute such a lease amendment or lease agreement for the Expansion Space, Tenant shall be deemed to have forever waived its right to lease the Expansion Space.

(c) Exceptions. Notwithstanding anything set forth above to the contrary, at Landlord’s option, the Expansion Right shall not be in effect and Tenant may not exercise the Expansion Right:

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(i) during any period of time that Tenant is in Default under any provision of the Lease; or

(ii) if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Expansion Right.

(d) Termination. The Expansion Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Expansion Right, if, after such exercise, but prior to the commencement date of the lease of such Expansion Space, (i) Tenant fails to timely cure any default by Tenant under the Lease (after applicable notice and cure periods); or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Expansion Right to the date of the commencement of the lease of the Expansion Space, whether or not such Defaults are cured.

(e) Subordinate. Tenant acknowledges and agrees that Tenant’s rights in connection with the Expansion Right are and shall be subject to and subordinate to any expansion or extension rights granted in the Building to NGM Biopharmaceuticals, Inc. (“NGM”) pursuant to that certain lease agreement, as may be amended, between Landlord and NGM pursuant to which NGM leases space within the Project.

(f) Rights Personal. Expansion Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(g) No Extensions. The period of time within which any Expansion Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Expansion Rights.

40. Early Termination Right. Tenant shall have the one time right to terminate this Lease (“Termination Right”) as of the expiration of the 60th month of the Term (“Termination Date”); provided, however, that Tenant delivers to Landlord a written notice (“Termination Notice”), of its intent to exercise its Termination Right no later than the last calendar day of the 52nd month of the Base Term. If Tenant timely and properly exercises the Termination Right, Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the Termination Date and Tenant shall have no further obligations under this Lease except for those accruing prior to the Termination Date and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease (excluding, in any event, the obligation to pay any Rent which would have otherwise accrued under the Lease following the Termination Date if Tenant had not exercised its Termination Right). If Tenant does not deliver to Landlord the Termination Notice within the time period provided for in this paragraph, Tenant shall be deemed to have waived its Termination Right. Notwithstanding anything to the contrary contained herein, in the event that Tenant exercises its Expansion Right under Section 39 resulting in the actual expansion of the Premises, Tenant’s Termination Right under this Section 40 shall immediately expire and be of no further force or effect.

41. Roof Equipment. Subject to the provisions of this Lease, Tenant may, at its sole cost, install, maintain, and from time to time replace antenna, satellite dish and/or other communication equipment, supplemental air conditioning units, air handlers, de-ionized water stills and related equipment, solar panels and other mechanical and electrical equipment the roof of the Building (collectively, “Roof Equipment”), at no additional rental expense to Tenant (other than reimbursing Landlord for any costs incurred by Landlord in connection with the exercise by Tenant of any rights granted to Tenant under this Section 41); provided, however, that (i) Tenant shall obtain Landlord’s prior written approval, which approval shall be in Landlord’s commercially reasonable discretion, of the proposed size, weight and location of the Roof Equipment and method for fastening the same to the roof, (ii) Tenant shall, at its sole cost, comply with reasonable requirements imposed by Landlord and all Legal

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Requirements and the conditions of any bond or warranty maintained by Landlord on the roof, (iii) Tenant shall be responsible for paying for any structural upgrades that may be required by Landlord in connection with the Roof Equipment, and (iv) Tenant shall remove, at its expense, at the expiration or earlier termination of this Lease, any Roof Equipment which Landlord requires to be removed. Landlord shall have the right to supervise any roof penetration. Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance, replacement, use or removal of the Roof Equipment. The Roof Equipment shall remain the property of Tenant. Tenant shall remove the Roof Equipment at its cost upon expiration or termination of the Lease or sooner, at the request of Landlord, if any of the same unreasonably interferes, as determined by Landlord, with the operation of any other tenant’s use of the Project. Landlord shall give Tenant written notice and 30 days to cure such interference before requiring Tenant to remove any Roof Equipment; provided, however, that if such interference causes Landlord to be in default under any other lease, Landlord may shorten the cure period as necessary to avoid being in default under such other lease. Tenant shall install, use, maintain and repair the Roof Equipment, and use the access areas, so as not to damage or interfere with the operation of the Building or with the occupancy or activities of any other tenant of the Building. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against claims, damages, liabilities, costs and expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of the Roof Equipment. Tenant’s right to use the roof as contemplated in this Section 41 is not exclusive and Tenant may not install any Roof Equipment on the roof which is not directly and solely related to Tenant’s operations at the Premises. Tenant shall not have any right to place Roof Equipment on more than Tenant’s pro rata share of the roof.

42. Miscellaneous.

(a) Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b) Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c) Financial Information. Tenant shall furnish Landlord with true and complete copies of (i) Tenant’s most recent unaudited annual financial statements within 120 days of the end of each of Tenant’s fiscal years during the Term; provided, however, that if Tenant prepares audited annual financial statements during the Term, Tenant shall provide Landlord with such audited annual financial statements promptly after such audited financial statements become available, (ii) Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term, and (iii) any other financial information or summaries that Tenant typically provides to its lenders or shareholders. Landlord shall treat Tenant’s financial information as confidential information belonging to Tenant and will not disclose any such materials to any third parties other than on a need-to-know basis to Landlord’s affiliates, legal, financial or tax advisors, consultants, lenders and potential purchasers, as required by Legal Requirements or otherwise as necessary in the ordinary course of Landlord’s business.

(d) Recordation. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease. Notwithstanding the foregoing, upon Tenant’s request and at Tenant’s sole cost and expense, Landlord shall prepare and file after execution by Landlord and Tenant a memorandum of lease which memorandum shall contain only the following information and any other additional information that may be required by applicable law: (i) the names of the parties to this Lease, (ii) description of the Premises and the Project, (iii) the Term, and (iv) Tenant’s Expansion Right. If Tenant fails, after request from Landlord, to record a termination of the memorandum on the expiration or earlier termination of this Lease, Tenant shall be obligated to continue to pay Base Rent until such time as Tenant has recorded the termination.

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(e) Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f) Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g) Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h) Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

(i) Time. Time is of the essence as to the performance of Tenant’s and Landlord’s obligations under this Lease.

(j) OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(k) Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(l) Entire Agreement. This Lease, including the exhibits attached hereto, along with Landlord’s consent to the Coulter Sublease executed concurrently herewith, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.

(m) No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of

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the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

(n) Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses and such other clothing and equipment (such as gloves) as are reasonable requirements relating to the Permitted Use. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

(o) Landlord Lien Waiver. If Tenant shall lease or finance the acquisition of any specifically enumerated equipment/personal property not paid for in whole or in part by Landlord which Tenant is permitted under this Lease to remove at the expiration or earlier termination of this Lease, Landlord shall, upon written request from Tenant, and at the Tenant’s sole cost and expense, enter into an agreement, utilizing Landlord’s standard form of lien waiver or another form acceptable to Landlord in its reasonable discretion, with Tenant and Tenant’s lender or equipment lessor which agreement shall, among other things, govern the parties’ rights with respect to such specifically enumerated equipment/personal property.

(p) Project Specific Requirements. Tenant acknowledges that the use and operation of the Project are governed by, among other things, Master CC&Rs, Use CC&Rs and Environmental CC&Rs, and Tenant acknowledges having reviewed copies of the same. Tenant agrees to comply with all of the terms of the Master CC&Rs, the Use CC&Rs and Environmental CC&Rs which are applicable to tenants of the Project. As used herein, (i) “Master CC&Rs” mean that certain Declaration made by Homart Development Co, a Delaware corporation (“Homart”), dated December 29, 1981, and recorded December 31, 1981, as Instrument No. 22392AT in the Official Records of San Mateo County, California (“Official Records”), (ii) “Use CC&Rs” mean that certain Second Amendment of Declaration made by Homart and recorded December 13, 1991, as Instrument No. 91-164801 in the Official Records, and (iii) “Environmental CC&Rs” mean that certain Declaration of Covenants, Conditions and Restrictions made by Homart dated July 12, 1984, and recorded August 14, 1984, as Instrument No. 84-089729 in the Official Records.

(q) Attorneys’ Fees. If a dispute of any type arises, or an action is filed under this Lease based in contract, tort or equity, or this Lease gives rise to any other legal proceeding between any of the parties hereto, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees, costs and expenses, including, but not limited to, expert witness fees, accounting and engineering fees, and any other professional fees incurred in connection with the prosecution or defense of such action, whether the action is prosecuted to a final judgment. For purposes of this Lease, the terms “attorneys’ fees,” “costs” and “expenses” shall also include the fees and expenses incurred by counsel to the parties hereto for photocopies, duplications, deliveries, postage, telephone and facsimile communications, transcripts of proceedings relating to the action and all other costs not ordinarily recoverable under California Code of Civil Procedure § 1033.5(b), and all fees billed for law clerks, paralegals, librarians, secretaries and others not admitted to the bar but performing services under the supervision of an attorney. The terms “attorneys’ fees,” “costs” and “expenses” shall also include, without limitation, fees and costs incurred in the following proceedings: (i) mediations; (ii) arbitrations; (iii) bankruptcy proceedings; (iv) appeals; (v) post-judgment motions and collection actions; and (vi) garnishment, levy and debtor examinations. The prevailing party shall also be entitled to attorneys’ fees and costs after any dismissal of an action.

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(r) Hazardous Materials Storage Area. Subject to applicable Legal Requirements, the Master CC&Rs, the Use CC&Rs, the Environmental CC&Rs and Landlord’s rules and regulations, Tenant shall have the right, at Tenant’s sole cost and expense, during the Base Term, to (i) obtain permitted approval from the City of South San Francisco and any other applicable Governmental Entities for the designation of a Hazardous Materials storage area (“HazMat Storage Area”) in the parking lot serving the Building in a location acceptable to Landlord, in Landlord’s reasonable discretion, and (ii) to place a Hazardous Materials storage container (“HazMat Storage Container”) of a design and type and with screening acceptable to Landlord, in Landlord’s sole and absolute discretion. Tenant’s pro rata share of parking spaces shall be reduced by the number of parking spaces used for the Hazardous Materials Storage Area. Except for the placement of the HazMat Storage Container and related screening in the HazMat Storage Area, Tenant shall not make any alterations, additions, or improvements to the HazMat Storage Area of any kind whatsoever. At the expiration or earlier termination of the Term, Tenant shall, at Tenant’s sole cost and expense, remove the HazMat Storage Container and all of Tenant’s personal property from the HazMat Storage Area, repair any damage to the Project caused by the removal of the HazMat Storage Container, and deliver the HazMat Storage Area to Landlord free of any debris and trash and free of Hazardous Materials. Landlord shall reasonably cooperate, at no cost to Landlord, with Tenant in Tenant’s efforts to obtain approvals for the HazMat Storage Area.

[ Signatures on next page ]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

ELAN PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ G. Kelly Martin
Its:	Chief Executive Officer

LANDLORD:

ARE-SAN FRANCISCO NO. 33, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

By: ARE-QRS CORP., a Maryland corporation, general partner

By: /s/ Eric S. Johnson
Its: Vice President Real Estate Legal Affairs

650 Gateway/Elan - Page 1

EXHIBIT A TO LEASE

DESCRIPTION OF PREMISES

(Attached)

650 Gateway/Elan - Page 2

OVERALL BLDG. DIMENSION = 210'-0"
30'-0"
30'-0"
30'-0"
30'-0"
30'-0"
30'-0"
30'-0"
OVERALL BLDG. DIMENSION = 120'-0"
30'-0"
30'-0"
30'-0"
30'-0"
EXIT CORRIDOR
3490
EXIT CORRIDOR
3030
EXIT CORRIDOR
STORAGE
EXIT CORRIDOR
EXIT CORRIDOR

ALEXANDRIA

650 GATEWAY BLVD.
S. SAN FRANCISCO

FIRST FLOOR MULTI-TENANT PLAN

SCALE 1/16" = 1'-0"

FEBRUARY 1, 2010

DGA planning | architecture | interiors

650 Gateway/Elan - Page 3

210'-0"
30'-0"
120'-0"

ALEXANDRIA

850 GATEWAY BLVD.
S. SAN FRANCISCO

SECOND FLOOR MULTI-TENANT PLAN

SCALE 1/16" = 1'-0"

FEBRUARY 1, 2010

DGA planning | architecture | interiors

650 Gateway/Elan - Page 1

EXHIBIT B TO LEASE

DESCRIPTION OF PROJECT

Real property in the City of South San Francisco, County of San Mateo, State of California, described as follows:

TRACT ONE:

PARCEL I:

LOT 1, AS SHOWN ON PARCEL MAP NO. 97-062, FILED JUNE 17, 1999, BOOK 71 OF PARCEL MAPS, PAGES 58 AND 59, SAN MATEO COUNTY RECORDS.

APN: 015-023-350

PARCEL II:

A NON-EXCLUSIVE APPURTENANT ACCESS EASEMENT OVER A PORTION OF PARCEL 2C WHICH PORTION IS SHOWN ON THAT CERTAIN MAP ENTITLED “LANDS OF HOMART, PARCEL MAP NO. 91-288, SOUTH SAN FRANCISCO, SAN MATEO COUNTY, CALIFORNIA”, RECORDED ON DECEMBER 16, 1991 IN VOLUME 65 OF PARCEL MAPS AT PAGES 37 AND 38 IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SAN MATEO, STATE OF CALIFORNIA, FURTHER DESCRIBED AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE SOUTHERLY RIGHT-OF-WAY LINE OF GATEWAY BOULEVARD WITH THE WESTERLY LINE OF SAID PARCEL 2C, AS SHOWN ON SAID MAP, (65 PARCEL MAPS 37), THENCE ALONG SAID SOUTHERLY RIGHT-OF-WAY LINE, FROM A RADIAL LINE WHICH BEARS NORTH 28° 57’ 17” WEST, ALONG A CURVE TO THE LEFT OF RADIUS 797.00 FEET, THROUGH A CENTRAL ANGLE OF 4° 26’ 28”, AN ARC LENGTH OF 61.78 FEET; THENCE SOUTH 40° 10’ 45” EAST, 106.00 FEET; THENCE SOUTH 49° 49’ 15” WEST, 61.00 FEET; THENCE NORTH 40° 10’ 45” WEST, 115.67 FEET TO THE POINT OF BEGINNING AS CREATED BY DEED FROM HOMART DEVELOPMENT CO. TO HEIDELBERG WEST, INC., RECORDED DECEMBER 19, 1991, SERIES NO. 91167242, SAN MATEO COUNTY RECORDS.

PARCEL III:

EASEMENTS APPURTENANT TO PARCEL I ABOVE FOR THE PURPOSES SET FORTH IN THE DECLARATION OF COVENANTS, CONDITIONS, RESTRICTIONS AND RECIPROCAL EASEMENTS RECORDED JUNE 18, 1999 DOCUMENT NO. 99-105949, SAN MATEO COUNTY RECORDS, OVER, ACROSS AND UNDER LOTS 2 AND 3, PARCEL MAP 97-062, FILED JUNE 17, 1999, BOOK 71 OF PARCEL MAPS, PAGES 58 AND 59, SAN MATEO COUNTY RECORDS.

TRACT TWO:

PARCEL I:

LOT 2, AS SHOWN ON PARCEL MAP NO. 97-062, FILED JUNE 17, 1999, BOOK 71 OF PARCEL MAPS, PAGES 58 AND 59, SAN MATEO COUNTY RECORDS.

APN: 015-023-360

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PARCEL II:

A NON-EXCLUSIVE APPURTENANT ACCESS EASEMENT OVER A PORTION OF PARCEL 2C WHICH PORTION IS SHOWN ON THAT CERTAIN MAP ENTITLED “LANDS OF HOMART, PARCEL MAP NO. 91-288, SOUTH SAN FRANCISCO, SAN MATEO COUNTY, CALIFORNIA”, RECORDED ON DECEMBER 16, 1991 IN VOLUME 65 OF PARCEL MAPS AT PAGES 37 AND 38 IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SAN MATEO, STATE OF CALIFORNIA, FURTHER DESCRIBED AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE SOUTHERLY RIGHT-OF-WAY LINE OF GATEWAY BOULEVARD WITH THE WESTERLY LINE OF SAID PARCEL 2C, AS SHOWN ON SAID MAP, (65 PARCEL MAPS 37), THENCE ALONG SAID SOUTHERLY RIGHT-OF-WAY LINE, FROM A RADIAL LINE WHICH BEARS NORTH 28° 57 17” WEST, ALONG A CURVE TO THE LEFT OF RADIUS 797.00 FEET, THROUGH A CENTRAL ANGLE OF 4° 26’ 2B”, AN ARC LENGTH OF 61.78 FEET; THENCE SOUTH 40° 10’ 45” EAST, 106.00 FEET; THENCE SOUTH 49° 49’ 15” WEST, 61.00 FEET; THENCE NORTH 40° 10’ 45” WEST, 115.67 FEET TO THE POINT OF BEGINNING AS CREATED BY DEED FROM HOMART DEVELOPMENT CO. TO HEIDELBERG WEST, INC., RECORDED DECEMBER 19, 1991, SERIES NO. 91167242, SAN MATEO COUNTY RECORDS.

PARCEL III:

EASEMENTS APPURTENANT TO PARCEL I ABOVE FOR THE PURPOSES SET FORTH IN THE DECLARATION OF COVENANTS, CONDITIONS, RESTRICTIONS AND RECIPROCAL EASEMENTS RECORDED JUNE 18, 1999 DOCUMENT NO. 99-105949, SAN MATEO COUNTY RECORDS, OVER, ACROSS AND UNDER LOTS 1 AND 3, PARCEL MAP 97-062, FILED JUNE 17, 1999, BOOK 71 OF PARCEL MAPS, PAGES 58 AND 59, SAN MATEO COUNTY RECORDS.

TRACT THREE:

PARCEL I:

LOT 3, AS SHOWN ON PARCEL MAP NO. 97-062, FILED JUNE 17, 1999, BOOK 71 OF PARCEL MAPS, PAGES 58 AND 59, SAN MATEO COUNTY RECORDS.

APN: 015-023-370

PARCEL II:

A NON-EXCLUSIVE APPURTENANT ACCESS EASEMENT OVER A PORTION OF PARCEL 2C WHICH PORTION IS SHOWN ON THAT CERTAIN MAP ENTITLED “LANDS OF HOMART, PARCEL MAP NO. 91-288, SOUTH SAN FRANCISCO, SAN MATEO COUNTY, CALIFORNIA”, RECORDED ON DECEMBER 16, 1991 IN VOLUME 65 OF PARCEL MAPS AT PAGES 37 AND 38 IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SAN MATEO, STATE OF CALIFORNIA, FURTHER DESCRIBED AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE SOUTHERLY RIGHT-OF-WAY LINE OF GATEWAY BOULEVARD WITH THE WESTERLY LINE OF SAID PARCEL 2C, AS SHOWN ON SAID MAP, (65 PARCEL MAPS 37), ‘THENCE ALONG SAID SOUTHERLY RIGHT-OF-WAY LINE, FROM A RADIAL LINE WHICH BEARS NORTH 28° 57’ 17” WEST, ALONG A CURVE TO THE LEFT OF RADIUS 797.00 FEET, THROUGH A CENTRAL ANGLE OF 4° 26’ 28”, AN ARC LENGTH OF 61.78 FEET; THENCE SOUTH 40° 10’ 45” EAST, 106.00 FEET; THENCE SOUTH 49° 49’ 15” WEST, 61.00 FEET; THENCE NORTH 40° 10’ 45” WEST, 115.67 FEET TO THE POINT OF BEGINNING AS CREATED BY DEED FROM HOMART DEVELOPMENT CO. TO HEIDELBERG WEST, INC., RECORDED DECEMBER 19, 1991, SERIES NO. 91167242, SAN MATEO COUNTY RECORDS.

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PARCEL III:

EASEMENTS APPURTENANT TO PARCEL I ABOVE FOR THE PURPOSES SET FORTH IN THE DECLARATION OF COVENANTS, CONDITIONS, RESTRICTIONS AND RECIPROCAL EASEMENTS RECORDED JUNE 18, 1999 DOCUMENT NO. 99-105949, SAN MATEO COUNTY RECORDS, OVER, ACROSS AND UNDER LOTS 1 AND 2, PARCEL MAP 97-062, FILED JUNE 17, 1999, BOOK 71 OF PARCEL MAPS, PAGES 58 AND 59, SAN MATEO COUNTY RECORDS.

Work Letter	650 Gateway/Elan - Page 1

EXHIBIT C TO LEASE

WORK LETTER

THIS WORK LETTER dated March 18, 2010 (this “Work Letter”) is made and entered into by and between ARE-SAN FRANCISCO NO. 33, LLC, a Delaware limited liability company (“Landlord”), and ELAN PHARMACEUTICALS, INC., a Delaware corporation, and is attached to and made a part of the Lease dated as of the date of this Work Letter (“Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Rick Smith (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b) Landlord’s Authorized Representative. Landlord designates Todd Miller, Catie Paton and Rob Kain (any such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2. Tenant Improvements.

(a) Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Premises of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below. Other than funding the TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

(b) Tenant’s Space Plans. Landlord and Tenant acknowledge and agree that the space plan, scope of work and outline of equipment and materials specifications prepared by the TI Architect attached hereto as Exhibit G (collectively, Space Plan”) have been approved by both Landlord and Tenant.

(c) Working Drawings. Not later than 30 days following the Lease Date, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plan. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to

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Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the Space Plan. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plan, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d) Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Allowance (as defined in Section 5(a) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building Systems. Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof. Notwithstanding anything to the contrary contained herein, Landlord shall have the right to make final decisions, in Landlord’s sole and absolute subjective discretion, with respect to matters concerning the exterior components, site work, façade or other structural components of the Building or any Building System.

3. Performance of the Tenant Improvements.

(a) Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Allowance. Landlord shall assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b) Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or materially affects the operation of, or maintenance requirements associated with, any Building System.

(c) Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d) Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document

Work Letter	650 Gateway/Elan - Page 3

G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4. Changes. Any material changes requested by Tenant to the Tenant Improvements after the approval by Landlord of the Space Plan, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b) Implementation of Changes. If Landlord approves such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5. Costs.

(a) Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”) and a schedule for Tenant’s performance and completion of the Tenant Improvements (the “Schedule”), and shall deliver a copy of each of the Budget and Schedule to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord and shall include a payment to Landlord of administrative rent (“Administrative Rent”) in the amount of Landlord’s reasonable out-of-pocket costs and expenses (i) associated with Landlord’s engineering and architectural review of the TI Construction Drawings, (ii) associated with Landlord’s project management activities (provided that Tenant’s payment obligations arising out of the costs incurred by Landlord pursuant to clauses (i) and (ii) of this Section 5(a) shall not to exceed $10,000.00), and (ii) reasonably incurred for architectural and engineering review of any Changes requested by Tenant, all of which shall be payable from the TI Allowance.

(b) TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (“TI Allowance”) of $20.00 per rentable square foot of the Premises, or $525,980.00 in the aggregate. The TI Allowance shall be disbursed in accordance with this Work Letter.

Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the TI Allowance that is not disbursed before the last day of the month that is 6 months after the scheduled completion date of the Tenant Improvements as set forth in the Schedule approved by Landlord, but in no event later than March 31, 2011.

(c) Includable TI Costs. The TI Allowance shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plan and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, and the cost of Changes

Work Letter	650 Gateway/Elan - Page 4

(collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Allowance shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements

(d) Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.

(e) Payment for TI Costs. During the course of design and construction of the Tenant Improvements, Landlord shall reimburse Tenant on a pro rata basis a percentage of the TI Costs (equal to the percentage that the TI Allowance bears to the total Budget, as the same may be amended from time to time) up to the amount of the TI Allowance actually incurred by Tenant once a month against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Allowance), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Premises.

6. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

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EXHIBIT D TO LEASE

ACKNOWLEDGMENT OF COMMENCEMENT DATE

This ACKNOWLEDGMENT OF COMMENCEMENT DATE is made this          day of                         ,                                                          , between ARE-SAN FRANCISCO NO. 33, LLC, a Delaware limited liability company (“Landlord”), and ELAN PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease dated                         ,                      (the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Commencement Date of the Base Term of the Lease is                         ,                         , the Rent Commencement Date is April 14, 2011, and the termination date of the Base Term of the Lease shall be midnight on November 30, 2020. In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Commencement Date, this Acknowledgment of Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF COMMENCEMENT DATE to be effective on the date first above written.

TENANT:

ELAN PHARMACEUTICALS, INC., a Delaware corporation

By:
Its:

LANDLORD:

ARE-SAN FRANCISCO NO. 33, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

By:	ARE-QRS CORP., a Maryland corporation, general partner

By:
Its:

Rules and Regulations	650 Gateway/Elan - Page 1

EXHIBIT E TO LEASE

Rules and Regulations

1. The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or any Tenant Party, or used by them for any purpose other than ingress and egress to and from the Premises.

2. Except as specifically permitted under the Lease, Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project.

3. Except for animals assisting the disabled, no animals shall be allowed in the offices, halls, or corridors in the Project.

4. Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.

5. If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Tenant’s expense.

6. Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease. The use of oil, gas or inflammable liquids for heating, lighting or any purpose other than the Permitted Use is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Project.

7. Parking any type of recreational vehicles is specifically prohibited on or about the Project. Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall be no “For Sale” or other advertising signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings. All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

8. Tenant shall maintain the Premises free from rodents, insects and other pests.

9. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

10. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

11. Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

12. Except as otherwise specifically provided in the Lease, Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

Rules and Regulations	650 Gateway/Elan - Page 2

13. All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

14. No auction, public or private, will be permitted on the Premises or the Project.

15. No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

16. The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease. No gaming devices shall be operated in the Premises.

17. Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants, and shall not use more than such safe capacity. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

18. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

19. Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

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EXHIBIT F TO LEASE

TENANT’S PERSONAL PROPERTY

None.

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EXHIBIT G TO LEASE

SPACE PLAN

(Attached)

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OVERALL BLDG. DIMENSION = 210'-0"
30'-0"
30'-0"
30'-0"
30'-0"
30'-0"
30'-0"
30'-0"
OVERALL BLDG. DIMENSION = 120'-0"
30'-0"
30'-0"
30'-0"
30'-0"
EXIT CORRIDOR
STORAGE

ALEXANDRIA

650 GATEWAY BLVD.
S. SAN FRANCISCO

FIRST FLOOR MULTI-TENANT PLAN

SCALE 1/16" = 1'-0"

FEBRUARY 1, 2010

GA planning | architecture | interiors

650 Gateway/Elan - Page 3

210'-0"
30'-0"
30'-0"
30'-0"
30'-0"
30'-0"
30'-0"
30'-0"
120'-0"
30'-0"
30'-0"
30'-0"
30'-0"

ALEXANDRIA

650 GATEWAY BLVD.
S. SAN FRANCISCO

SECOND FLOOR MULTI-TENANT PLAN

SCALE 1/16" = 1'-0"

FEBRUARY 1, 2010

DGA planning | architecture | interiors

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EXHIBIT H TO LEASE

SURRENDER PLAN REQUIREMENTS

1.	In the event Tenant introduces radioactive materials into the Premises, Tenant’s environmental contractor (“Contractor”) will prepare and send, in a timely manner as required to obtain a final termination report as of the expiration Lease Term (but in any event not later than 30 days prior to the expiration of the Lease Term), a written notice to Department of Health Services, Radiological Health Branch in Sacramento, CA regarding Tenant’s Intent to Vacate facility along with form RH 5314, Certificate of Disposition of Materials. Tenant’s selection of the Contractor shall require Landlord’s approval, which approval shall not be unreasonably withheld conditioned or delayed.

As part of the Contractor’s investigations associated with any radioactive materials utilized in the Premises, Contractor will survey benches, floors, sinks, work areas, fume hoods, and storage areas in the radiation laboratories that are to be closed-out using appropriate survey instruments to determine if fixed contamination is present. Contractor will use large area gas proportional detectors for beta emitting radionuclides and a low energy gamma scintillation probe for I-125. Contractor will then collect sufficient wipe test samples, from the laboratory surfaces, including sinks, benches, floors, return air vents, floor drains and adjacent hallways, as are reasonable required to determine if removable surface contamination is present. Wipe test samples will be analyzed at Contractor’s counting laboratory using a Beckman liquid scintillation counter calibrated with NIST traceable H-3 and C- 14 reference sources and Contractor’s Gamma Counter calibrated with an I-125 reference source (the “Survey Equipment”). The counting results will be reported in units of dpm/100 cm2.

Contractor will report locations of elevated radioactive contamination to Tenant. A “location of elevated radioactive contamination” is an area where removable or fixed radioactive spot contamination is greater than the Minimum Detectable Concentration (MDC) of the Survey Equipment instruments. Contractor will retest and resurvey the “locations of elevated radioactive contamination” to verify adequate decontamination. The closeout survey, and accompanying report that documents the survey, will include the physical survey of the site, preparation of the wipes for LSC and Gamma counting, preparation of the license amendment request with survey report (~35 page document including data sheets) and review by a senior Contractor health physicist.

The amendment application and final termination report associated with those locations of the Premises where radioactive materials are utilized, if any, will be prepared according to guidelines contained in:

•	NUREG 1507, Minimum Detectable Concentrations with Typical Radiation Survey Instruments for Various Contaminants and Field Conditions (http://techconf.llnl.gov/radcri/1507.html)

•	MARSSIM, the Multi-Agency Radiation Survey and Site Investigation Manual. (http://www.epa.gov/radiation/marssim/)

Areas within the Premises where elevated radioactive contamination is located will be cleaned by Contractor. The cleaned area will be resurveyed by Contractor to confirm that elevated radioactive contamination has been removed by the cleaning.

Contractor will provide Landlord and Tenant with electronic maps demarcating any radioactive materials receipt, package open, use, storage, and disposal locations (decay in storage and isotope disposal sinks), consistent with Tenant’s radioactive materials license.

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2.	Contractor will chemically decontaminate Tenant’s biological safety cabinets, incubators and any vivarium cages with paraformaldehyde before they are moved or shipped. The decontamination procedures will adhere to the NSF 49 Standard.

3.	Contractor will biologically decontaminate Tenant’s walk-in cold rooms. Contractor will issue a signed certificate of decontamination for each walk-in cold room. The walk-in cold rooms surfaces will be treated with bleach or other disinfectant solution (applied with sufficient contact time) prior to and in addition to cleaning and/or fogging with mutually acceptable cleaning and disinfectant agents as are reasonable based on Tenant’s prior use’.

4.	Contractor will disinfect the interior surface areas of the fume hoods of the Premises with bleach or other disinfectant solution (applied with sufficient contact time), prior to and in addition to, wiping down the chemical fume hoods with a mutually acceptable cleaning agents reasonably based on Tenant prior use. Only the accessible interior surfaces of fume hoods (not ducting or fans) will be cleaned. Inaccessible areas (i.e., the plenums and duct work above the fume hood) will not be cleaned. Contractor will issue signed certificates documenting the cleaning. Contractor will conduct confirmatory sampling swipes after cleaning to verify accessible areas of fume hoods are free of hazardous materials.

5.	Contractor will disinfect the interior surface areas of the flammable liquid, acid, base, and chemical storage cabinets of the Premises with bleach or other disinfectant solution (applied with sufficient contact time), prior to and in addition to, wiping down the interior surface areas of such storage cabinets with a mutually acceptable cleaning agent, reasonably based on Tenant’s prior use, once they are empty. Contractor will issue signed certificates documenting the cleaning. Contractor will conduct confirmatory sampling after cleaning to verify the cabinets are completely free of hazardous substances.

6.	Contractor will contact vendors, conduct site walk, and obtain quotes from qualified vendors for the transportation and disposal of chemicals.

7.	Contractor will request gas supplier(s) to pick up compressed gas cylinders from facility.

8.	Contractor will contact biohazardous waste hauler and have biohazardous materials and biohazardous waste disposed of using a registered hauler.

9.	Contractor will physically verify that containers of hazardous materials have been disposed of from the site.

10.	Contractor will perform the following steps associated with Tenant licenses and permitting agreements:

•	Send letter to the agency to terminate the San Mateo Industrial Wastewater permit, and attend final inspection, if conducted by regulator.

•	Send letter to the agency to terminate the San Mateo County Health Department permit and attend final inspection, if conducted by regulator.

•	Send letter to the agency to terminate the EPA Hazardous Waste Identification Number and attend final inspection, if conducted by regulator.

•	Send letter to the agency to terminate the South San Francisco Fire Department Permit and attend final inspection, if conducted by regulator.

650 Gateway/Elan - Page 3

•

In the event Tenant introduces radioactive materials into the Premises, if follow up correspondence is required by the Radiological Health Branch in Sacramento, CA after the initial amendment is submitted, the time spent preparing the response letter will be invoiced at Contractor’s hourly rate and will be paid for entirely by Tenant.

11.	Tenant shall provide a written report of Contractor documenting that all measures required herein have been completed in accordance with the requirements hereof.

12.	Tenant shall satisfy any environmental compliance requirements imposed by any governmental agency or authority having jurisdiction over the Premises, arising out Tenant’s use of any Hazardous Materials (as defined in the Lease) on or about the Project and which are not otherwise specified in this Surrender Plan.

13.	Tenant and its Contractor shall participate in any measures taken by Landlord to verify the performance of the aforementioned surrender requirements, including but not limited to, phone interviews and site visits, and to provide Landlord with copies of any documents prepared pursuant to these surrender requirements, as requested by Landlord.

650 Gateway/Elan - Page 1

EXHIBIT I TO LEASE

DEMISING PLAN IMPROVEMENTS

(Attached)

650 Gateway/Elan - Page 2

OVERALL BLDG. DIMENSION = 210'-0"
30'-0"
30'-0"
30'-0"
30'-0"
30'-0"
30'-0"
30'-0"
OVERALL BLDG. DIMENSION = 120'-0"
30'-0"
30'-0"
30'-0"
30'-0"
STORAGE

ALEXANDRIA

650 GATEWAY BLVD.
S. SAN FRANCISCO

FIRST FLOOR MULTI-TENANT PLAN

SCALE 1/16" = 1'-0"

FEBRUARY 1, 2010

DGA planning | architecture | interiors

650 Gateway/Elan - Page 3

210'-0"
30'-0"
30'-0"
30'-0"
30'-0"
30'-0"
30'-0"
30'-0"
120'-0"
30'-0"
30'-0"
30'-0"
30'-0"
ALEXANDRIA
650 GATEWAY BLVD.
S. SAN FRANCISCO
SECOND FLOOR MULTI-TENANT PLAN
SCALE 1/16" = 1'-0"
FEBRUARY 1, 2010
DGA planning | architecture | interiors